Exhibit 21.1

Name of Subsidiary                    Jurisdiction
BlackSky Holdings, Inc.                Delaware
BlackSky Global LLC                    Delaware
BlackSky Geospatial Solutions, Inc.            Delaware
SFI IP Holdco LLC                    Delaware
BlackSky International LLC                Delaware
BlackSky Europe Limited                United Kingdom